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                                                                  EXHIBIT NO. 99

                                  News Release
[LOGO]
AK Steel


Contacts:  Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
           Investors - James L. Wainscott, Senior Vice President & CFO
           (513) 425-5392



      AK Steel Offers $1.025 Billion for National Steel Corporation Assets

MIDDLETOWN, OH, January 23, 2003--AK Steel Corporation (NYSE: AKS) said it submitted today a proposal to acquire substantially all of the steelmaking and finishing assets of National Steel Corporation for $1.025 billion, of which $200 million consists of the assumption of certain liabilities. The remaining $825 million would be payable to National in cash, with $450 million of that amount for net working capital.

         National has been operating since March of 2002 as a debtor-in-possession under Chapter 11 of the Bankruptcy Code. AK Steel said it will seek, in a hearing on January 30, to have the bankruptcy court declare it the lead bidder in the competitive bidding process for National's assets. AK Steel said its offer is contingent upon regulatory and bankruptcy court approvals. In addition, the bid contemplates negotiation of a new contract with the United Steelworkers of America, which represents most of National's hourly employees. AK Steel said its bid does not include the assumption of pension and other post-retirement employee benefits, which consist primarily of retiree health care liabilities.

         "This represents a superior bid for the assets of National Steel and a strategic acquisition for AK Steel," said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. "The National operations would further diversify AK Steel's rich product mix to include tin mill and construction market products, and presents the opportunity for significant cost-based synergies. It also presents an opportunity for AK Steel and the USWA to forge a constructive new labor agreement that helps insure that a consolidated U.S. steel industry remains competitive with steelmakers worldwide," Mr. Wardrop said.

         AK Steel employees have established numerous world productivity records, including for blast furnace operations, carbon and stainless continuous casting, cold rolling and coating. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company operates steel producing and finishing facilities in Ohio, Kentucky, Pennsylvania and Indiana. Additional information about AK Steel is available on the company's web site at www.aksteel.com.

         National Steel, headquartered in Mishawaka, Indiana, filed a voluntary petition under Chapter 11 of the Bankruptcy Code in March of 2002, but has continued to operate its facilities. National operates steel producing and finishing facilities in Indiana, Illinois and Michigan. More information is available on the company's web site at www.nationalsteel.com.

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